Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-1 No. 333-183509) and related Prospectus of Graybar Electric Company, Inc. for the registration of 964,300 shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2012, with respect to the consolidated financial statements of Graybar Electric Company, Inc. for the years ended December 31, 2011 included in its Annual Report (Form 10-K) for 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

November 8, 2012